Exhibit 10.1

EXECUTION VERSION

AMERICAN REALTY CAPITAL PROPERTIES, INC.

405 Park Avenue, 15th Floor

New York, New York 10022

Jeffrey Holland

c/o Cole Real Estate Investments, Inc.

2325 E. Camelback Road

Suite 1100

Phoenix, AZ 85016

October 22, 2013

Re:	Agreement and Plan of Merger between American Realty Capital Properties, Inc. and Cole Real Estate Investments, Inc.

Reference is made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “ARCP Merger Agreement”), by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), Clark Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc.), a Maryland corporation (the “Company”), pursuant to which, among other things, the Company will merge with and into Merger Sub (the “ARCP Transaction”), and (ii) that certain Agreement and Plan of Merger, dated as of March 5, 2013 (the “Cole Holdings Merger Agreement”), by and among the Company, CREInvestments, LLC (“Cole Merger Sub”), a Maryland limited liability company and wholly owned subsidiary of the Company, Cole Holdings Corporation, an Arizona corporation (“Cole Holdings”) wholly owned by Christopher H. Cole (together with his assignees, “Cole”), and Cole, pursuant to which, among other things, Cole Holdings merged with and into Cole Merger Sub (the “Cole Holdings Transaction”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Cole Holdings Merger Agreement, unless otherwise indicated. Jeffrey Holland (“Holland”) is one of the “Bonus Executives,” as defined in the Cole Holdings Merger Agreement and is entitled to certain Bonus Entitlements (as defined on Schedule 1.4 to the Cole Holdings Merger Agreement) in respect of the Incentive Consideration and Contingent Consideration payable under the Cole Holdings Merger Agreement.

In connection with Parent’s entry into the ARCP Merger Agreement, Parent and Holland have agreed to certain arrangements relating to, among other things, the payment in full of all amounts to which Holland is entitled pursuant to the Bonus Entitlements under Cole Holdings Merger Agreement. Accordingly, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, and intending to be legally bound hereby, Parent and Holland each hereby agree as follows:

1. Amounts Payable to Holland Under the Cole Holdings Merger Agreement. Holland hereby acknowledges and confirms that (i) the maximum aggregate amount of the Aggregate Merger Consideration potentially payable to Holland under the Cole Holdings Merger

Agreement to which he remains entitled as of the date hereof is $9,421,000, which amount consists of Holland’s Bonus Entitlement in respect of the Incentive Consideration and the Contingent Consideration and (ii) he has received in full any Bonus Entitlement in respect of the Closing Consideration and Listing Consideration, although a substantial portion of the consideration paid in respect of these items (as indicated in Section 6 below) is being held in escrow pursuant to the terms of the Escrow Agreement and Holland expressly reserves all rights to recover such consideration as and when the same is due for release to Holland, subject to the terms and conditions of the Cole Holdings Merger Agreement and the Escrow Agreement.

2. Incentive Consideration and Contingent Consideration. Pursuant to Section 2.2 of the Cole Holdings Merger Agreement, in connection with the Listing, the Company is required to pay to Holland certain Bonus Entitlements in respect of the Incentive Consideration and Contingent Consideration as set forth in Section 1.4 of the Disclosure Schedule to the Cole Holdings Merger Agreement, calculated and payable in accordance with Annex A to the Cole Holdings Merger Agreement (“Annex A”), and pursuant to Section 3.1 of the Cole Holdings Merger Agreement, the Company is required to pay to Holland certain Bonus Entitlements in respect of the Contingent Consideration as set forth in Section 1.4 of the Disclosure Schedule to the Cole Holdings Merger Agreement, calculated and payable in accordance with Annex B to the Cole Holdings Merger Agreement (“Annex B”). Notwithstanding anything contained in Annex A or Annex B, Parent and Holland each hereby acknowledge and agree that in satisfaction of the Bonus Entitlements in respect of the Incentive Consideration and Contingent Consideration payable to Holland pursuant to the Merger Agreement, subject to Section 5(c) below, Parent shall issue to Holland, within three (3) Business Days following the date that the ARCP Transaction is consummated, a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (“ARCP Common Stock”), which shares will be approved for listing on the NASDAQ, subject to official notice of issuance, with an aggregate value equal to $9,421,000, such number of shares to be calculated on the Closing Date based on the volume weighted average closing sale price of a share of ARCP Common Stock over the ten (10) consecutive trading days ending the trading day immediately prior to the date that the ARCP Transaction is consummated on the NASDAQ Stock Market, as reported in the Wall Street Journal, rounded down to the nearest whole share; provided, however, that if the ARCP Transaction is consummated after the end of the Incentive Consideration Test Period and payment of the Bonus Entitlement in respect of the Incentive Consideration by the Company to Holland, then the amount otherwise payable by Parent to Holland pursuant to this Section 2 shall be reduced on a dollar-for-dollar basis by the dollar amount upon which the Company determined the number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”) to be paid to Holland as Bonus Entitlements in respect of the Incentive Consideration pursuant to and in accordance with Section 2.2 of the Cole Holdings Merger Agreement. Holland hereby acknowledges and agrees that the issuance of the Parent Common Stock to him pursuant to this Section 2 will be in full and complete satisfaction of the Bonus Entitlement in respect of the Incentive Consideration (if applicable) and Contingent Consideration otherwise payable to him pursuant to the terms of the Cole Holdings Merger Agreement, and that upon such issuance Parent shall have no further obligation to Holland in respect thereof.

3. Intentionally Omitted.

4. Intentionally Omitted.

5. Registration Rights; Restrictions on Transfer.

a. Parent and Holland each hereby agree that (i) all shares of Parent Common Stock issued to Holland pursuant to Paragraph 2 hereunder and all other shares of Parent Common Stock received by Holland in connection with the merger provided for in the ARCP Merger Agreement shall be deemed to be Registrable Securities under (and as defined in) the Registration Rights Agreement, dated as of April 5, 2013 (the “Registration Rights Agreement”), by and among the Company, Cole and the other individuals listed on the signature pages thereto, including Holland, (ii) all shares of ARCP Common Stock issued in the ARCP Transaction in respect of shares of Company Common Stock that are, as of the date hereof, or that will be, as of Closing, Registrable Securities under the Registration Rights Agreement shall continue to be Registrable Securities following the effective time of the ARCP Transaction pursuant to the terms of the ARCP Merger Agreement, and (iii) following the effective time of the ARCP Transaction, all obligations of the Company pursuant to the terms of the Registration Rights Agreement shall be obligations of Parent.

b. Parent and Holland each hereby acknowledge, confirm and agree that, following the effective time of the ARCP Transaction, all of the shares of Company Common Stock held by Holland and any Affiliate of Holland as of the Closing, including, without limitation, shares of Company Common Stock deemed to be issued to holders of Company RSUs and Company PSUs and including all shares of Company Common Stock received by Holland prior to the closing of the ARCP Transaction as a Bonus Entitlement in respect of the Incentive Consideration, if any (collectively, the “Holland Shares”) that are subject to the restrictions on transfer contained in the Registration Rights Agreement shall remain subject to the restrictions on transfer contained therein to the same extent such restrictions would apply if the ARCP Transaction did not occur.

c. Parent and Holland each hereby agree that, following the effective time of the ARCP Transaction, the Contingent Consideration Shares (as defined below) shall be subject to the restrictions on transfer contained in the Registration Rights Agreement; provided, however, that notwithstanding anything contained in the Registration Rights Agreement to the contrary, the Contingent Consideration Shares shall be subject to the restrictions on transfer contained therein through December 31, 2017, with releases of such restrictions on a quarterly basis on the last day of each calendar quarter, beginning on the last day of the first full calendar quarter following the date that the ARCP Transaction is consummated, of a number of Contingent Consideration Shares equal to the quotient of the aggregate number of Contingent Consideration Shares issued pursuant to Section 2 above divided by the number of full calendar quarters between the date that the ARCP Transaction is consummated and December 31, 2017. In the event Holland attempts to Transfer all or any portion of the Contingent Consideration Shares in violation of this Section 5(c), such Transfer shall be null and void ab initio, and Parent shall instruct its transfer agent and other third parties not to record or recognize any such purported transaction. Parent may impose stop-transfer instructions with respect to the Contingent Consideration Shares to the extent reasonably required to ensure compliance with the provisions of this Section 5(c). For purposes of this letter, “Contingent Consideration Shares” means: (i) if the ARCP Transaction is consummated after the end of the Incentive Consideration Test Period and payment of the Bonus Entitlement in respect of the Incentive Consideration by the Company to Holland, all of the shares of Parent Common Stock actually issued to Holland pursuant to Section 2 above; (ii) if the ARCP Transaction is consummated before the end of the Incentive Consideration Test Period, a number of shares equal to (x) all of the shares of Parent Common Stock actually issued to Holland pursuant to Section 2 above minus (y) the number of shares of Parent Company Stock that would have been issued in the ARCP Transaction upon conversion of the number of shares Company Common Stock that would have been issued to Holland as the Bonus Entitlement in respect of the Incentive Consideration if the Incentive Consideration Test Period had been the thirty (30) trading day period ended on the business day immediately prior closing of the ARCP Transaction; and (iii) if the ARCP Transaction is consummated after the end of the Incentive Consideration Test Period but before the issuance of the Bonus Entitlement in respect of the Incentive Consideration by the Company to Holland, a number of shares equal to (x) all of the shares of Parent Common Stock actually issued to Holland pursuant to Section 2 above minus (y) the number of shares of Parent Common Stock that would have been issued in the ARCP Transaction upon conversion of the number of shares of Company Common Stock that would have been issued to Holland as the Bonus Entitlement in respect of the Incentive Consideration if such issuance had been made prior to consummation of the ARCP Transaction.

6. Escrow Agreement. Based on the latest annex to the Indemnification Escrow Agreement, dated as of April 5, 2013 (the “Escrow Agreement”), by and among Cole, the Company, the Bonus Executives and U.S. Bank National Association, as escrow agent (the “Escrow Agent”), a total of 4,284,489 shares of Company Common Stock (the “Escrow Share Deposit”) are currently on deposit with the Escrow Agent under the Escrow Agreement. In furtherance of the foregoing, Holland acknowledges and agrees that, as of and following the effective time of the ARCP Transaction, the Escrow Share Deposit shall remain on deposit with the Escrow Agent in accordance with and subject to the terms of the Escrow Agreement. Notwithstanding anything contained in the Escrow Agreement or the Cole Holdings Merger Agreement, Parent and Holland each hereby acknowledge and agree that as of the effective time of the ARCP Transaction, (i) each share of Company Common Stock that forms a part of the Escrow Share Deposit shall automatically, without any action by or on behalf of Holland or Parent, be converted into the right to receive such number of shares of ARCP Common Stock equal to the Exchange Ratio (as defined in the ARCP Merger Agreement) pursuant to the terms of the ARCP Merger Agreement, (ii) all references in the Escrow Agreement to “Company Common Stock” (including, but not limited to, Section 3 of the Escrow Agreement governing the release of the Escrow Share Deposit) will be deemed to be references to ARCP Common Stock, and any reference to a number of shares of “Company Common Stock” shall be a number of shares of ARCP Common Stock adjusted to reflect the Exchange Ratio, (iii) the references in Section 1.6(b) and in Section 11.2(b) of the Cole Holdings Merger Agreement to “the volume-weighted average of the sale prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system” will be deemed to refer to “the volume-weighted average of the sale prices per share of ARCP Common Stock as reported on the NASDAQ composite transactions reporting system,” (iv) to the extent that Holland makes a Cash Election with respect to any shares of Company Common Stock that form a part of the Escrow Share Deposit, any and all amounts payable in respect of such shares shall remain on deposit with the Escrow Agent under the Escrow Agreement in accordance with the terms of the Escrow Agreement; provided that any releases under the Escrow Agreement to Holland will be satisfied first with such cash amounts held in the escrow and attributable to Holland and thereafter in shares, and (v) all dividends or other income earned in respect of the Escrow Share Deposit or otherwise under the Escrow Agreement (including dividends on the Parent Common Stock to be substituted for the Company Common Stock now held in the escrow) shall be paid to Holland in accordance with Section 2(c) of the Escrow Agreement, assuming the conversion of the shares of Company Common Stock that form the Escrow Share Deposit into shares of ARCP Common Stock in accordance with the terms of the ARCP Merger Agreement.

7. Intentionally Omitted.

8. Intentionally Omitted.

9. Intentionally Omitted.

10. Intentionally Omitted.

11. Intentionally Omitted.

12. Further Assurances. From time to time after the date hereof as and when requested by Holland or Parent and at such party’s expense, each of Holland and Parent agree to execute such further assignments, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this letter.

13. Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative, (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day) or (c) if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

a.	If to Holland, to:

Jeffrey Holland

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Facsimile: (480) 449-7022

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

Century Park East, 21st Floor

Los Angeles, California 90067

Attention: Alison S. Ressler, Esq.

Facsimile: (310) 712-8800

Phone: (310) 712-6630

b.	If to Parent, to:

American Realty Capital Partners, Inc.

405 Park Avenue, 15th Floor

New York, New York 10022

Fax: (212) 415-6507; and (646) 861-7743

Phone: (212) 415-6501

Attention:	Nicholas S. Schorsch and James A. Tanaka
Email:	nschorsch@arlcap.com; and jtanaka@rcscapital.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Phone: (212) 969-3000

Fax: (212) 969-2900

Attention:	Peter M. Fass, Esq., Steven L. Lichtenfeld, Esq., and Daniel I. Ganitsky, Esq.
Email:	PFass@proskauer.com; SLichtenfeld@proskauer.com; and DGanitsky@proskauer.com

14. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this letter in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this letter and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this letter and to enforce specifically the terms and provisions of this letter shall not be required to provide any bond or other security in connection with any such order or injunction.

15. Miscellaneous. This letter may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. The provisions of this letter are the result of negotiations between the parties; accordingly, this letter shall not be construed in favor of or against any party by reason of the extent to which the party or any of his or its professional advisors participated in its preparation. This letter may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same letter agreement. Delivery of an executed counterpart of a signature page to this letter by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this letter. This letter shall be governed by and interpreted and enforced in accordance with the laws of the State of Maryland (without reference to the choice of law provisions).

[Signature Page Follows]

Very truly yours,

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

[Signature Page to Holland Side Letter]

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE BY:

/s/ JEFFREY HOLLAND
JEFFREY HOLLAND

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE BY:

COLE REAL ESTATE INVESTMENTS, INC.

By:	/s/ Stephan Keller
Name:	Stephan Keller
Title:	Executive Vice President and Chief Financial Officer